EXHIBIT 99



           NORAM ENERGY REPORTS FOURTH QUARTER EARNINGS



     Houston,  TX --  February  10, 1995  --  NorAm Energy  Corp.

reported financial results for the fourth quarter and  year ended

December 31,  1994.   Income from  continuing operations for  the

fourth quarter  was $23.8 million  as compared to a  loss of $4.2

million  in  1993.    After  preferred  dividends,  income   from

continuing operations available to  common shareholders was $21.9


million, or  $0.18  per share,  as  compared to  a  loss of  $6.1

million, or  $0.05 per  share in  1993.   Included in the  fourth

quarter  1993  loss  was  a  pre-tax  charge  of   $34.2  million

(approximately $0.17 per share) from a contract termination.



     For the full year of 1994, income from continuing operations

was  $51.3  million compared  to $39.9  million  in 1993.   After

preferred dividends, income from continuing  operations available to common  shareholders was  $43.5 million,  or $0.36  per share,

compared to $32.1  million, or $0.26 per share in the prior year.

In  addition to  the contract  termination charge,  1993 earnings included pre-tax  gains totaling $41.5 million  ($0.15 per share)

from the  sales  of  Louisiana Intrastate  Gas  Company  and  the

Nebraska distribution properties of Minnegasco.



     In  the  fourth quarter  of 1994,  NorAm Energy  incurred an after-tax  loss  from  discontinued  operations of  $2.1  million

($0.02 per  share) related to University  Savings Association and the  litigation brought  against  the Company  by the  Resolution

Trust Corporation, which was settled during the quarter.



     For  the full year of  1994, operating income from Pipeline,

which   includes  NorAm's  interstate   pipeline,  gathering  and

marketing companies, increased 38.2% to $108.1 million from $78.2

million in 1993.   In  the fourth  quarter, Pipeline's  operating

income increased 67.7% to $27.0 million compared to $16.1 million

in the  same period in 1993.   These earnings gains  were due, in



part,  to improved  margins  attributable  to recent  initiatives including enhancements to the Company's Perryville Hub facilities and approximately $7 million resulting from the final approval of two pipeline rate cases.



     Operating  income  for  1994  from  distribution  operations decreased  to $163.2 million from $174.8 million in 1993.  Higher revenues from rate increases  and increased industrial sales were more than  offset by the effects  of warm weather at  each of the distribution divisions.  For the fourth quarter, operating income was $56.0 million compared to $62.0 million in 1993.  Each of the

Company's  Distribution  divisions  recorded warmer  than  normal

temperatures  during the fourth quarter:   Arkla, 17% warmer than

normal; Entex, 33% warmer than normal; and Minnegasco, 16% warmer

than  normal.   The  Company estimates  that  the departure  from

normal weather during the fourth quarter reduced operating income by  approximately $14.5 million,  or after tax  earnings by $0.07 per share.



     Despite significantly  lower levels of debt  than last year,

interest expense  for the quarter  increased $0.3 million  due to

higher  short-term  interest rates.    Interest  expense for  the

fourth  quarter  of  1994  was $42.4  million  compared  to $42.1 million in 1993.



     "One of our  major objectives  for 1994 was  to continue  to close  the earnings  gap  between Pipeline's  actual and  allowed



return  on its assets.  We made  notable progress in this area as evidenced  by the  38% improvement  in Pipeline  operating income

during 1994.   More telling  is the fact  that over the  last two

years,   our  turnaround  efforts   and  improvement   in  market

conditions have  led  to a  157% increase  in Pipeline  operating income from  an adjusted $42  million in 1992 to  $108 million in

1994." stated Milt Honea,  Chairman, President, and CEO.   "While

we do  not anticipate being  able to  continue this trend  of 30-

plus% per year  earnings improvement at Pipeline,  we do believe,

near  term,  we have  further  room for  earnings  improvement in

Pipeline  through our recent  deregulated gathering  business and our unregulated marketing businesses."



     "Another major objective for this past year  was to continue to  reduce our debt and strengthen our balance sheet.  Our strong cash flows during 1994 allowed us  to retire over $130 million in debt, which surpassed our goals."  Honea continued.



     "Our  third  major objective  for  1994 was  to  continue to preserve and build our strong base of earnings and cash flow from our  distribution businesses.  We  did have a  successful year in achieving  rate increases  in a  number of  jurisdictions  and in managing  our operating costs,  but this success  was obscured by the warm weather."



     "We are  pleased  with our  progress  during 1994,  but  are frustrated  that this progress has not been reflected in a higher


stock price.  Improving shareholder value remains our number  one objective, and we are  redoubling our efforts toward that  end in

1995."



     NorAm Energy Corp. is the nation's third largest natural gas utility serving  2.7 million  customers through its  Entex, Arkla and Minnegasco operating divisions.  NorAm Energy is also a major natural  gas  pipeline  and  energy  marketer  providing  supply,

gathering,  storage and  transportation services.   NorAm  Energy

trades under the "NAE" ticker symbol.

95-05

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